Exhibit (16)(1)

POWER OF ATTORNEY

We, the undersigned Trustees of Fidelity Commonwealth Trust II and Fidelity Rutland Square Trust II (the "Trusts"), pursuant to the authority granted to the Trusts' Board of Trustees in Section 4.01(l) of Article IV of the Trusts' Trust Instruments dated September 25, 2006 and March 8, 2006, respectively, hereby constitute and appoint Joseph R. Fleming our true and lawful attorney-in-fact to sign for us and in our names in the appropriate capacities, all Registration Statements of the Trusts on Form N-1A, Form N-8A or any successor thereto, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements on Form N-1A or any successor thereto, any Registration Statements on Form N-14, and any supplements or other instruments in connection therewith, and generally to do all such things in our names and on our behalf in connection therewith as said attorney-in-fact deems necessary or appropriate, to comply with the provisions of (i) the Securities Act of 1933, as amended, and any related rules, regulations, orders or other requirements of the Securities and Exchange Commission, (ii) the Investment Company Act of 1940, as amended, and any related rules, regulations, orders or other requirements of the Securities and Exchange Commission, and (iii) state or municipal securities, business entities and tax laws, and any related requirements of such states or municipalities. We hereby ratify and confirm all that said attorney-in-fact may do or cause to be done by virtue hereof. This power of attorney is effective for all documents filed on or after November 30, 2009.

WITNESS our hands on this 30th day of November, 2009.

/s/ Peter C. Aldrich

Peter C. Aldrich